Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Hennessy Capital Investment Corp. VIII

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Units, each consisting of one Class A ordinary share, par value $0.0001, and one right to receive one fifteenth (1/15) of a Class A ordinary share upon the consummation an initial business combination(2)	Rule 457(a)	20,125,000	$10.00	$201,250,000	0.0001381	$27,792.63
Fees to be Paid	Equity	Class A ordinary shares to be included as part of the Units(3)	Rule 457(a)	20,125,000	—	—	—	—	(4)
Fees to be Paid	Equity	Share Rights, one right to receive one fifteenth (1/15) of a Class A ordinary share upon the consummation an initial business combination as part of the Units	Rule 457(a)	20,125,000	—	—	—	—	(4)
Fees to be Paid	Equity	Class A ordinary shares underlying share rights (3)	Rule 457(a)	1,341,666	$10.00	$13,416,660	0.0001381	$1,852.84
Fees Previously Paid								—
	Total Offering Amounts					$214,666,660.0		$29,645.47
	Total Fees Previously Paid							$—
	Net Fee Due							$29,645.47

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.
(2)	Includes 2,625,000 units, consisting of 2,625,000 Class A ordinary shares and 2,625,000 rights to receive one fifteenth (1/15) of a Class A ordinary share upon the consummation an initial business combination, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.
(4)	No fee pursuant to Rule 457(g).